EXHIBIT (i)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103-6996

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

March 27, 2019

Northern Institutional Funds

50 South LaSalle Street

Chicago, IL 60675

RE:	Registration Statement on Form N-1A/Issuance of Shares

Ladies and Gentlemen:

We have acted as counsel to Northern Institutional Funds, a Delaware statutory trust (the “Trust”) organized under an Agreement and Declaration of Trust dated July 1, 1997 (the “Declaration of Trust”), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form N-1A (File Nos. 2-80543 and 811-3605) (the “Registration Statement”), of: (a) three separate classes of shares of beneficial interest (known as Shares, Service Shares and Premier Shares) in the following four series, or portfolios, of the Trust, U.S. Government Portfolio, Municipal Portfolio, Treasury Portfolio and Treasury Instruments Portfolio, and; (b) four separate classes of shares of beneficial interest (known as Shares, Service Shares, Premier Shares and Williams Capital Shares) in the following two series, or portfolios, of the Trust—U.S. Government Select Portfolio and Prime Obligations Portfolio. Shares of each of the aforesaid classes of shares of beneficial interest are referred to hereinafter as “Shares.” The Trust is authorized to issue an unlimited number of Shares in each of the aforesaid classes and series.

We have reviewed the Registration Statement and the Trust’s Declaration of Trust, as amended, its by-laws and certain resolutions adopted by its Trustees, and such certificates or comparable documents of public officials and officers and representatives of the Trust, and have made such inquiries of such officers and representatives and have considered such matters of law as we have deemed appropriate as the basis for the opinions hereinafter set forth.

In rendering this opinion, we have assumed the authenticity of documents submitted to us as originals, the genuineness of signatures, the legal capacity of natural persons, the conformity to authentic original documents of documents submitted to us as copies and the accuracy and completeness of all corporate records and other information made available to us by the Trust.

Northern Institutional Funds

March 27, 2019

As to questions of fact material to this opinion, we have relied upon the accuracy of the certificates and other comparable documents of officers and representatives of the Trust, upon statements made to us in discussions with the Trust’s management and upon certificates of public officials. Except as otherwise expressly indicated, we have not undertaken any independent investigation of factual matters.

Based on the foregoing, and subject to the qualifications, limitations and assumptions stated herein, we are of the opinion that the Shares registered under the Registration Statement will be, when issued against payment therefore as described therein, legally issued, fully paid and non-assessable by the Trust. Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class of Shares, to pay certain custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing Share ownership (or by both means).

In addition to any qualifications and limitations set forth above, the opinions set forth above are subject to the following limitation:

We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Statutory Trust Act, and we express no opinion on the “blue sky” or securities law of any jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP